UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 2, 2009

PROLIANCE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13894	34-1807383
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

100 Gando Drive New Haven, Connecticut (Address of principal executive offices)	06513 (Zip Code)
Registrant’s telephone number, including area code: (203) 401-6450

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 2, 2009, Proliance International, Inc. (“Proliance”) and certain of its United States subsidiaries (together with Proliance, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court of the District of Delaware (the “Bankruptcy Court”). The cases are being jointly administered as In re: Proliance International, Inc., Case No. 09-12278 (the “Bankruptcy Case”).
     On the same day, Proliance and certain of the other Debtors (collectively, “Sellers”) entered into an Acquisition Agreement (the “Agreement”) with Centrum Equities XV, LLC (“Buyer”) providing for the sale to Buyer of substantially all of Proliance’s North American assets, including the stock of Proliance International Sales, Ltd., Proliance International de Mexico S.A. de C.V. and Manufacturera Mexicana de Partes de Automoviles S.A. de C.V., but excluding the stock of the Debtors’ other direct and indirect subsidiaries. The purchase price for the assets consists of $21.5 million in cash and the assumption of certain liabilities, subject to certain adjustments relating principally to the level of inventory and accounts receivable of Sellers as of the closing. In connection with the Agreement, Buyer has agreed to deposit $2.0 million into escrow to support its obligations under the Agreement.
     In connection with the Bankruptcy Case, the Debtors sought the entry of an order by the Bankruptcy Court to permit the Debtors to use cash collateral to fund the operations of their businesses. On July 6, 2009, the Bankruptcy Court granted the Debtors’ motion and entered an interim order on July 7, 2009 authorizing the Debtors to use, subject to certain limitations agreed to by the Debtors and the lenders under the credit agreement that is referred to in Item 2.04 below, their cash collateral and operating revenues through July 21, 2009 to pay employees, vendors and other obligations that will enable the Debtors to manage their property and operate their businesses without disruption during the Bankruptcy Case. The hearing to consider the entry of a final order for the use of cash collateral is scheduled for July 21, 2009.
     The Agreement and the transactions contemplated by the Agreement will be subject to the provisions of Section 363 of the Bankruptcy Code and approval by the Bankruptcy Court. Buyer entered into the Agreement as a “stalking horse” bidder, and its purchase of Sellers’ assets under the Agreement is subject to Sellers’ solicitation of higher or otherwise better offers pursuant to specified bidding procedures and an auction process to be conducted under the supervision of the Bankruptcy Court. The Agreement provides that Proliance will be obligated to pay a breakup fee equal to $900,000, plus reimbursement of up to $275,000 of Buyer’s reasonable expenses, in certain circumstances, including the consummation of a competing transaction with another bidder.
     The closing under the Agreement is subject to a number of conditions, including the entry of the bid procedures order by the Bankruptcy Court providing for the auction process and the approval of the breakup fee described above, the entry of a sale order by the Bankruptcy Court authorizing the completion of the transaction with Buyer, the availability of financing under a debtor-in-possession loan agreement or through the use of cash collateral to permit Sellers to operate their businesses in the ordinary course at the applicable time and other customary conditions.
     The Agreement may be terminated by either party if the transaction has not been completed by September 15, 2009, if Sellers enter into an agreement with respect to a competing transaction or if the Bankruptcy Court enters an order approving a competing transaction. The Agreement will also be terminated automatically if Sellers complete a competing transaction with another party and may be terminated by Buyer if the bid procedures order is not entered by July 27, 2009, as well as by Buyer or Sellers in other customary circumstances.

     Proliance expects to continue the separate process of marketing its Nederlandse Radiateuren Fabriek B.V. subsidiary in Europe.
     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this report.
Item 1.03. Bankruptcy or Receivership.
     The information provided in Item 1.01 above is incorporated by reference into this Item 1.03. The Debtors expect to continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     The information provided in Items 1.01 and 1.03 above is incorporated by reference into this Item 2.04. The filing of the Bankruptcy Case constitutes an event of default and causes the automatic and immediate acceleration of debt outstanding under the Credit and Guaranty Agreement (as amended), by and among Proliance and certain domestic subsidiaries of Proliance, as guarantors, the lenders party thereto from time to time, Silver Point Finance, LLC, as administrative agent for the lenders, collateral agent and as lead arranger, and Wells Fargo Foothill, LLC, as a lender and borrowing base agent for the lenders.
     The ability of the lenders to seek remedies to enforce their rights under the credit agreement is automatically stayed as a result of the filing of the Bankruptcy Case, and the lenders’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code. The automatic stay invoked by filing the Bankruptcy Case effectively precludes any actions against Proliance resulting from such acceleration.
     As of July 2, 2009, the total principal amount of the outstanding obligations under the credit agreement was approximately $40 million.
Item 8.01. Other Events.
     On July 2, 2009, Proliance issued a press release relating to the matters described in this report. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are attached to this Current Report on Form 8-K:
2.1	Acquisition Agreement, dated as of July 2, 2009, among Proliance International Inc., Aftermarket LLC, Proliance International Holding Corporation and Centrum Equities XV, LLC.

99.1	Press Release, dated July 2, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.
By:	/s/ Arlen F. Henock
	Name:	Arlen F. Henock
	Title:	Executive Vice President and Chief Financial Officer

Date: July 8, 2009